PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated January 14, 1998,                 Registration No. 333-38995
As Supplemented to Date


                                5,204,305 Shares

                                 PHYMATRIX CORP.

                                  Common Stock

                                 -------------


      This Prospectus Supplement (the "Supplement") relates to the Prospectus dated January 14, 1998, as supplemented to date, including, without limitation, the Prospectus Supplement dated June 29, 1998 (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

       The Prospectus Supplement dated June 29, 1998 is hereby supplemented by amending the closing price reported on Nasdaq on June 26, 1998 for the Common Stock to read "$9.00."



            The date of this Prospectus Supplement is June 30, 1998.